Exhibit 12

General Electric Company Ratio of Earnings to Fixed Charges

(Dollars in millions)	Six months ended June 30, 2003

GE except GECS
Earnings (a)		$8,721
Less:	Equity in undistributed earnings of General Electric Capital Services, Inc. (b)	(2,944)
Plus:	Interest and other financial charges included in expense	423
	One-third of rental expense (c)	129

Adjusted "earnings"		$6,329

Fixed Charges:
	Interest and other financial charges	$423
	Interest capitalized	10
	One-third of rental expense (c)	129

Total fixed charges		$562

Ratio of earnings to fixed charges		11.26

General Electric Company and consolidated affiliates
Earnings (a)		$9,401
Plus:	Interest and other financial charges included in expense	5,324
	One-third of rental expense (c)	282

Adjusted "earnings"		$15,007

Fixed Charges:
	Interest and other financial charges	$5,324
	Interest capitalized	25
	One-third of rental expense (c)	282

Total fixed charges		$5,631

Ratio of earnings to fixed charges		2.67

(a)  Earnings before income taxes, minority interest and accounting changes.
(b)  Earnings after income taxes, net of dividends, and before accounting changes.
(c)  Considered to be representative of interest factor in rental expense.